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                               AmBase Corporation
                       Code of Business Conduct and Ethics



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


                                Table of Contents


A. Introduction............................................................1
B. Overview................................................................2
C. Protecting and Respecting Confidential Information and
   Intellectual Property...................................................2
D. Media Inquiries.........................................................3
E. Fair Business Practices and Fair Competition............................4
F. Conflicts of Interest...................................................4
   1. General Discussion...................................................4
   2. Doing Business with Family Members...................................5
   3. Ownership in Other Businesses........................................6
   4. Outside Employment...................................................6
   5. Service on Boards....................................................6
   6. Business Opportunities...............................................7
   7. Personal Loans to Officers...........................................7
G. Giving and Accepting Business Courtesies................................7
H. Protection and Proper Use of Company Assets and Third Party Property....8
I. Accurate Books and Records..............................................8
J. Disclosure of Company Information.......................................9
K. Compliance with Laws/Insider Trading...................................10
L. Activity...............................................................11
M. Equal Employment Opportunity and Anti-Harassment.......................11
N. Health and Safety......................................................12
O. Reporting Violations of the Code.......................................12
P. Additional Responsibilities of Managers................................13
Q. Waiver of Provisions of the Code.......................................13
R. Code of Ethics Certification...........................................13

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                                                     5


     A. Introduction

     AmBase Corporation (together with its subsidiaries, collectively the "Company" or "AmBase") is committed to maintaining excellence and integrity in the conduct of our business and full compliance with all laws that govern our operations. This means conducting business ethically and legally. To meet this commitment, our Board of Directors has adopted this Code of Business Conduct and Ethics (the "Code"). All employees (including officers) of AmBase must conduct themselves in compliance with the Code.

     The Code is not an employment contract - although adherence to these standards is a condition of employment - nor does it replace any current Company policies or procedures. Rather, the purpose of this Code is to communicate what the Company expects of you with respect to complying with laws, regulations and Company policies and treating those with whom you deal with consideration, understanding, integrity and respect. The Code provides general information about the various laws that apply to our operations so that you can recognize issues and avoid problems. The standards and expectations outlined within the Code are intended as a guide to making good choices, but the Code is not intended to cover all of our Company policies or all laws and regulations that you must follow. When faced with a complicated situation, it is often difficult to decide which is the most ethical path. You have the responsibility to ask questions, seek guidance, report suspected violations, and express concerns regarding compliance with the Code and related procedures.

     AmBase's basic philosophy is that the Company and our employees have an obligation to fellow employees, customers, investors, regulators, suppliers and the communities in which we conduct business, to observe the highest standards of integrity and fair dealing. You are responsible for ensuring that your behavior, and that of persons reporting to you, is honest, ethical and legal. Your personal compliance with this Code, and that of your subordinates, will be a consideration in periodic performance evaluations.

     Violations of this Code, or failure to detect and report violations through willful disregard, may result in disciplinary action, including suspension or termination of employment. In addition, persons who violate the Code may also be violating federal, state, or local laws, regulations or policies. You should be aware that - apart from any disciplinary measures that the Company may take - you may be separately subject to personal prosecution, imprisonment and fines, and you may be required to reimburse the Company, the government or any other person or entity for any losses or damages resulting from the violation.
Moreover, you must realize that, by law, AmBase itself may be subject to prosecution, significant fines or other legal action due to the illegal or improper conduct of its employees.

     B.  Overview

     Unlawful and unethical business practices are a particular concern because they undermine employee and customer trust. We depend upon you to be trustworthy and to follow established standards of ethical business practice. You are encouraged to pay particular attention to those sections of the Code that apply to the type of work that you perform. The following topics are covered below:

o Protecting  and  Respecting  Confidential  Information  and  Intellectual
  Property
o Media  Inquiries
o Fair  Business  Practices  and Fair  Competition
o Conflicts of Interest
o Giving and  Accepting  Business  Courtesies
o Protection and Proper Use of Company  Assets and Third Party  Property
o Accurate Books and Records
o Disclosure of Company Information
o Compliance with Laws / Insider Trading
o Political Activity
o Equal Employment  Opportunity and Anti-Harassment
o  Health  and  Safety
o  Reporting   Violations   of  the  Code
o  Additional Responsibilities of Managers
o Waiver of Code Provisions

     If you need to contact one of the people referenced in this Code, please see the page attached at the end of this document entitled "Helpful Contact Information."



     C. Protecting and Respecting Confidential Information and Intellectual Property

     AmBase's trade secrets and confidential information may not be used or disclosed except as appropriate in connection with AmBase's business activities. AmBase respects the intellectual property, trade secrets and confidential information of third parties and such information may not be obtained, used or disclosed without appropriate authorization.

         When conducting business, many of you may become privy to confidential information about AmBase, our present and prospective customers and suppliers, our shareholders and employees. Persons who possess such confidential information must understand that it has been given to them for an express business purpose, may be disclosed only on a need-to-know basis and used only for a proper business purpose. You must safeguard AmBase's confidential information, intellectual property and trade secrets and refrain from unauthorized use or disclosure of this information.

     Improper disclosure or receipt of confidential information can expose AmBase to legal liabilities and the loss of intellectual property rights. In conducting business, do not ask for information to which you are not entitled or disclose information that should remain private. This applies not only to AmBase's information, but information that belongs to a third party such as a supplier, competitor or customer.

     Protecting AmBase's confidential information, intellectual property and trade secrets is extremely important. Because we are open in our communications within AmBase, you may be aware of or have access to confidential information. The release of confidential information, whether intentional or unintentional, can injure AmBase financially and competitively. Confidential information should not be disclosed to any company or individual, including other AmBase personnel, without proper authorization.

     You may possess or have access to confidential information of others including former employers, vendors, customers or competitors. It is our policy to respect the confidential information and intellectual property of others. In keeping with this policy, you may not use or disclose confidential, proprietary information of a former employer, competitor, vendor or customer unless such information has been properly obtained and its disclosure authorized. You should not accept or receive confidential information of another person or entity under any circumstance except pursuant to a written confidentiality agreement and appropriate authorization.

     D. Media Inquiries

     From time to time, representatives of the news media call or write to people in the Company seeking information. All media inquiries should be referred to the Chief Executive Officer.

     The Chief Executive Officer should sit in on media interviews, whether they are conducted in person or over the telephone. To avoid any misunderstandings or inaccuracies in media reports about the Company, the following procedures must be followed:

o Do not answer any media inquiries on your own. Instead, refer all inquiries to the Chief Executive Officer. Inaccurate information or forward-looking statements about AmBase's future plans could harm the Company. Since AmBase is a public company, providing certain information to members of the media could require actions under securities laws.

o Do not permit any media representative or third party to photograph or videotape AmBase's offices or employees without first obtaining approval from the Chief Executive Officer.

     The Chief Executive Officer will determine the appropriateness of all articles placed in newspapers and in-house trade publications.

     E. Fair Business Practices and Fair Competition

     AmBase must comply with the antitrust laws and may not make any agreements in restraint of trade. You should endeavor to deal fairly with competitors, customers and suppliers. You should not take unfair advantage of anyone though manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practices.

     We compete vigorously, but always ethically and in compliance with laws that promote competition in the marketplace. You should not have discussions or make any agreements with competitors in restraint of trade, whether formal or informal, written or unwritten, concerning prices or credit terms, submission of bids or offers, allocations of markets, or orders, limits on production or distribution, or boycotts of suppliers or customers. An "agreement" in this context need not be in writing. Verbal exchanges such as discussions at trade association meetings can be viewed as an agreement. For this reason, you should always be careful in both formal and informal dealings with competitors. Avoid discussions with competitors about market share, projected sales for any specific product or service, revenues and expenses, unannounced products and services, pricing strategies, marketing, salaries, wages and benefits and, of course, any proprietary Company information.

     Never attempt to induce a customer to cancel a contract with a competitor, except in accordance with the stated terms of that contract. The United States, Canada, the European Community, and many other nations have antitrust and other trade laws and regulations, which mandate free and fair competition. All such laws must be obeyed. Violations of antitrust laws, whether deliberate or accidental, expose AmBase and individual employees to civil and criminal penalties and lawsuits. Contact the Compliance Officer to clarify your responsibility.

     F. Conflicts of Interest

     1. General Discussion

     You owe the Company a high degree of loyalty, have a duty to avoid actual or potential conflicts of interest, and must place the Company's interest in any business transaction ahead of any personal interest or personal gain. You must disclose to management all of the facts in any situation where a conflict of interest may arise.

     You must be able to perform your duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when your loyalty to the Company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. You should be aware of any potential influences that impact or appear to impact your loyalty to the Company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of the Company.

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     Any time you believe a conflict of interest  may exist,  you must  disclose the potential conflict of interest to the Compliance Officer. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by the Board of Directors or its designated committee. A potential conflict of interest involving all other employees must be approved by the Compliance Officer and may be reported to the Board of Directors or its designated committee.

     It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

     o Doing  business with family members
     o Having a financial interest in a competitor of AmBase or in a supplier, customer, or other company with whom AmBase does business
     o Taking a second job or managing your own business
     o Serving as a director of another business or being a leader in some organizations
     o Taking  personal loans from AmBase
     o Diverting a business opportunity from AmBase to another company

     2. Doing Business with Family Members

     A conflict of interest may arise if family members work for a supplier, customer, competitor or other third party with whom AmBase does business. There may also be a conflict if a family member has a significant financial interest in a supplier, customer, competitor or other third party with whom AmBase does business. A "significant financial interest" is defined below. Before doing business on AmBase's behalf with an organization in which a family member works or has a significant financial interest, you must disclose and discuss the situation with the Compliance Officer. You should document the approval if it is granted. If the only interest you have in a supplier, customer, competitor or other third party with whom AmBase does business is that a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the supplier, customer, competitor or such other third party.

     "Family members" include your:

     o Spouse     o  Brothers  or  sisters
     o Parents    o  In-laws
     o  Children  o Life partner

     Employing relatives or close friends who report directly to you may also create a conflict of interest. Although the Company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, employees should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to the Compliance Officer who has approved the decision.

     3. Ownership in Other Businesses

     Your investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with or seeks to do business with AmBase. You also should not own a significant financial interest in any of AmBase's competitors.

     Two tests determine if a "significant financial interest" exists:

     o You or a family member own more than 1% of the outstanding stock of a business or you or a family member have or share discretionary authority with respect to the decisions made by that business, or

     o The investment represents more than 5% of your total assets or of your family member's total assets.

     If you or a family member has a significant financial interest in a company with whom AmBase does business or proposes to do business, that interest must be approved by the Compliance Officer prior to the transaction.

     4. Outside Employment

     Employees are not permitted to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services which competes or conflicts with the business or services of the Company or which may effect or conflict with their work and job responsibilities for the Company.

     Employees may contact the Compliance Officer for more information about AmBase's policies concerning outside employment.



     5. Service on Boards

     Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

     Before accepting an appointment to the board or a committee of any organization whose interests may conflict with the Company's interests, you must discuss it with and obtain approval from the Compliance Officer.

     6. Business Opportunities

     Business opportunities relating to the kinds of activities AmBase typically pursues that arise during the course of your work or through the use of Company property or information belong to AmBase. Similarly, other business opportunities that fit into the Company's strategic plans or satisfy AmBase's commercial objectives that arise under similar conditions also belong to AmBase. An employee may not direct these kinds of business opportunities to AmBase's competitors, to other third parties or to other businesses that the employee owns or is affiliated with.

     7. Personal Loans to Officers

     In furtherance of the provisions of the Sarbanes-Oxley Act of 2002 prohibiting companies from making loans to their executive officers, AmBase will not extend credit in the form of personal loans to any of our officers.

     G. Giving and Accepting Business Courtesies

     AmBase purchases products and services on the basis of quality, price and reliability. We expect our customers to purchase our products and services on the same basis. All of our business transactions should be objective and free of improper outside influence.

     A business courtesy is any benefit for which fair market value is not paid by the recipient. This can include entertainment, meals, beverages, recreation, hospitality, transportation, discounts, tickets and passes. Neither you nor any member of your family should give, accept or solicit any item that could be construed as a bribe or kickback, or that might give the impression that there is an attempt to influence objective judgment or reward favorable treatment in a business relationship. You should never accept or give cash or its equivalent in connection with a business transaction. Before giving or accepting a business courtesy, an employee should consult with his or her manager or the Compliance Officer.

     AmBase employees may not give or accept gifts or gratuities of more than a "nominal value" from individuals in a business relationship with AmBase, including actual or potential customers or suppliers. "Nominal Value" is less than $100 (or equivalent local currency). Employees may not give or receive cash or cash equivalents. If you receive a gift greater than "nominal value", you must report it to the Compliance Officer. If you have any questions ask your manager or the Compliance Officer. You are required to report accurately any gifts given of more than nominal value, their recipients, and values to your manager.

     You may provide or accept business meals and entertainment, including attendance at sporting and cultural events, if they are associated with an appropriate business purpose. The value of these items should be reasonable, so that their public disclosure would in no way compromise AmBase. Discuss any such items with your manager or the Compliance Officer. Report all meals and entertainment you provide on your AmBase expense reports on an accurate and timely basis.

     In many countries, including the United States, providing gifts, gratuities, and entertainment to government officials is illegal. Equally important, this raises serious ethical concerns. Similarly, laws and regulations may preclude government officials from accepting courtesies. You may not provide any gifts, gratuities or entertainment in a manner that would be inconsistent with applicable laws and regulations.



     H. Protection and Proper Use of Company Assets and Third Party Property

     AmBase provides you with resources to help you do your job. You are responsible for ensuring that these resources, including equipment, supplies, documents, mail, and data are used only for AmBase business. Information stored on Company equipment, including voice mail, e-mail, disk and other electronic forms is subject to review at the Company's discretion. Software and information owned and licensed by AmBase remains AmBase's property even if it resides on your computer at home. Maintain all Company property and information in a proper manner and return it when your employment ends. You must respect the copyrights, trademarks, and patents of our suppliers. No material may be duplicated, quoted or reproduced unless our license specifically allows such activity.

     Employees have an obligation to use productively the time for which the Company pays them and to devote all of their work hours to activities directly related to Company business or Company-supported activities authorized by their manager.

     Theft,  misuse  or abuse of  Company,  employee  or  customer  property  is
strictly  prohibited  and,  under  certain   circumstances,   may  be  addressed
externally by law enforcement authorities as well as by internal measures.



     I. Accurate Books and Records

     You must record and report information accurately and honestly. This includes reports of time worked, business expenses and other business related activity. The Company's financial statements and the books and records on which they are based must always accurately and fairly reflect the Company's activities and transactions in accordance with generally accepted accounting principles and our accounting and financial policies.

     Employees are personally responsible for the accuracy and adequacy of the reports and records they prepare and the information they provide to others. No undisclosed or unrecorded corporate funds or assets may be established for any purpose, nor may AmBase funds be placed in any personal or non-corporate account. All entries on the Company's books and records must represent the true nature of the transaction described and no entry may be made that intentionally hides or disguises the true nature of a transaction. All transactions must be supported by accurate documentation.

     No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documents supporting the payment. All receipts and disbursements must be fully and accurately described on the books and records of the Company and must be supported by appropriate documentation properly describing the purposes thereof.

     The falsification of records is always unethical and is often illegal. Anyone who believes that the Company's books and records are not in accord with these requirements should immediately report the matter to a manager or the Compliance Officer.

     Company  books,   records,   accounts  and  financial  statements  must  be
maintained in a manner that is both accurate and subject to audit.



     J. Disclosure of Company Information

     All reports filed with the SEC must contain disclosures that are full, fair, accurate, timely and understandable. All persons who are responsible for preparing reports to be filed with the SEC must ensure that these reports do not contain any untrue statements of material facts or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading. In addition, all periodic reports containing financial statements must fully comply with the Securities Exchange Act of 1934, and the disclosures in these reports must fairly present the operations and financial condition of the Company.

     The Chief Executive Officer, Chief Financial Officer and other senior executive and financial officers are responsible for promptly considering whether changes to the Company's financial condition or operations are material and, if so, they must make appropriate disclosure of these changes. All reports filed with the SEC, press releases or any other public disclosure should be written in "plain English" such that investors will understand the disclosures.

     As a publicly traded company, AmBase is subject to Regulation FD promulgated by the SEC. Under Regulation FD, executive officers of the Company and all other officers and employees who regularly communicate with analysts or actual or potential investors in the Company's securities, must not make any intentional disclosure of material nonpublic information about the Company to individuals such as broker-dealers, investment advisers, or research analysts, unless public disclosure of such information is made simultaneously. If an unintentional disclosure of material, nonpublic information is made, public disclosure of such information must be made promptly thereafter. In such a case, the Company may (i) file with the SEC a Current Report on Form 8-K (or another public filing such as a 10-K or 10-Q) disclosing that information; or (ii) disseminate the information through another method of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public, such as the distribution of a press release through widely circulated news and wire services.

     K. Compliance with Laws / Insider Trading

     In conducting the Company's business, you are required to comply with all applicable laws, rules and regulations. Violations of law will not be tolerated, and any violations or suspected violations must promptly be reported to the Compliance Officer.

     Insider trading is of particular concern in this context. No employee or person affiliated with AmBase may buy or sell, or advise others to buy or sell, securities on the basis of "inside information" until that information has been fully disseminated to the public. Inside information is any information about AmBase or its business that you may learn about in connection with your relationship with the Company, which is not generally known to the public, and which would be considered material in a decision to buy, sell or hold the stock of a company.

     Some  examples  of  inside  information  include:  financial  forecasts  or results, product information, marketing plans, proposed acquisitions or divestitures, strategic plans or information about significant product or service developments.

     Information is generally considered "public" two full trading days after there has been an announcement of the information by the Company, such as an announcement through radio, television, news wire services, or in a document like an annual report or prospectus. It should be noted that certain officers have been designated "Section 16 Persons" at AmBase. Section 16 Persons have additional limitations and obligations with regard to trading in Company securities.

     Inside information may not be disclosed to any person, including friends or family members, and you are absolutely prohibited from using such information as a basis for trading in the Company's stock. Unauthorized disclosure of material non-public information, even to family and friends, could be harmful to AmBase and could subject you to personal liability for civil and criminal penalties under the securities laws if any trades are made on the basis of this information. The SEC monitors all stock transactions and regularly commences investigations of persons who sell securities before negative announcements or who buy securities prior to positive announcements. You must exercise the utmost discretion in your transactions in AmBase stock, and if you have any doubts as to the propriety of any such transaction, you should contact the Compliance Officer.

     L. Political Activity

     AmBase will fully comply with all political contribution laws. To ensure compliance with federal and state statutes that prohibit or restrict corporate political contributions, Company funds or assets may not be contributed or loaned, or business courtesies extended, to any political party or committee or to any candidate for or holder of any government position.

     It is against Company policy for employees to lobby our other employees on behalf of a political candidate during the work day. It is also against Company policy to reimburse employees for any political contributions or expenditures. Outside normal office hours, employees are free to participate in political campaigns on behalf of candidates or issues of their choosing, as well as make personal political contributions.



     M. Equal Employment Opportunity and Anti-Harassment

     AmBase is committed to providing equal employment opportunities for all employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone - managers, supervisors, co-workers or customers. This policy extends to every phase of the employment process, including recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. Employees who observe conduct that they believe is discriminatory or harassing (or feel they have been the victim of discrimination or harassment) should notify the Compliance Officer immediately.

     AmBase not only forbids unlawful discrimination, but also takes affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

         One of the tenets of this Code is that all employees are accountable for promoting equal opportunity practices within the Company. We must do this not just because it is the law, but because it is the right thing to do.

     AmBase will not retaliate against any employee for filing a good faith complaint under any anti-discrimination and anti-harassment policies or for cooperating in an investigation of any such complaint and will not tolerate or permit retaliation by management or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential.

     N. Health and Safety

     AmBase is committed to providing safe and healthy working conditions by following all occupational health and safety laws governing Company activities.

     AmBase believes that management and each and every employee has a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions to your manager or the Compliance Officer.



     O. Reporting Violations of the Code

     Any conflicts of interest and any violations of the Code must be reported to a manager or the Compliance Officer (for the Compliance Officer's contact information, please see "Contact Information" attached to this document.) Anyone who violates this Code, fails to report a violation or knowingly makes a false compliance certification will be subject to discipline, which may include termination of employment.

     To the extent feasible, your communication will be treated confidentially, and no employee will be discharged, demoted, suspended, threatened, harassed or in any manner discriminated against for reporting in good faith an actual or suspected violation of this Code, any other Company policy or procedure or any applicable law. All reports may be made by telephone, in writing or through any other method preferred by the employee, and may be made anonymously.

     You are encouraged -- and indeed required -- to report suspected violations. However, reporting the violation will not automatically "immunize" you from any disciplinary action if the investigation later reveals that you violated the law or a related AmBase policy; in these cases, the Company will take appropriate disciplinary action.

     The Company has in place two simple forms to help you in raising compliance questions or reporting possible compliance violations: a "Question Referral Form" and an "Incident Reporting Form". These forms are attached to the Code. Additional copies may be obtained from the Compliance Officer. Be sure that you report enough facts (who, what, when, where, how) so that the Company can adequately respond to questions and investigate reports.

     P. Additional Responsibilities of Managers

     AmBase's managers are expected to lead according to the Company's standards of ethical conduct and to demonstrate their personal commitment to the Code. Managers are responsible for promoting and ensuring that all employees meet the Company's ethics and compliance objectives. Managers should consistently communicate and reinforce the Code and related polices to employees and foster a work environment that encourages employees to act ethically and in compliance with the Code. Managers should, when necessary, be available to provide employees with information and advice regarding ethics and compliance matters. Managers must follow Company guidelines for appropriate discipline regarding ethics or compliance violations and must be diligent in reporting any suspected violations and any unethical or illegal conduct by employees under their supervision.



     P. Waiver of Provisions of the Code

     Requests for a waiver of any provision of the Code must be submitted in writing to the Compliance Officer, who has authority to decide whether to grant the waiver. However, a waiver of any provision of this Code for an executive officer must be approved by the Board of Directors or a designated board committee and will be promptly disclosed to the extent required by law. The Compliance Officer will regularly report to the Board of Directors or a designated board committee, waivers that have been granted to employees.



     Q. Code of Ethics Certification

     All employees (including officers) are provided a copy of the Code with the understanding that compliance with the specific guidelines of the Code is required as a condition of employment. All recipients of the Code are required to certify that they have read the Code and will comply with the Code.

     Certification

     I have received a copy of the AmBase Code of Business Conduct and Ethics ("Code") and have fully read and understand my responsibility to comply with the Code. I will comply with the Code, and all other Company policies, and laws and regulations applicable to AmBase. If I become aware of any potential or actual noncompliance with the Code, policy or procedure or any applicable law or regulation, whether by me or by another employee, I will promptly report such noncompliance.

     I acknowledge that any violation of the Code, policy or procedure, or laws or regulations applicable to AmBase will result in appropriate disciplinary action, ranging from reprimand to termination. I understand that I may discuss any questions or issues regarding the Code with my manger or the Compliance Officer.





------------------------------
Signature



-------------------------------
Typed or Printed Name



-------------------------------
Title or Position



-------------------------------
Date





     Please return this form to John Ferrara, Vice President & Chief Financial Officer, AmBase Corporation

     CONFIDENTIAL

     AmBase Code of Business Conduct and Ethics Question Referral Form


Date of Question:

-----------------------------------------------------------------------------

Person Asking Question:

-----------------------------------------------------------------------------

Primary Contact:

-----------------------------------------------------------------------------

Question:

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

Submit to:........The Compliance Officer
John Ferrara
Vice President & Chief Financial Officer
AmBase Corporation

Use reverse side if additional space is needed

CONFIDENTIAL

     AmBase Code of Business Conduct and Ethics Incident Reporting Form



Date of Report:

--------------------------------------------------------------------------

Date(s) of Incident(s):

--------------------------------------------------------------------------

Person(s) Involved:

--------------------------------------------------------------------------

Description of Incident:   _______________________________________________

--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Person Reporting (optional):
Person Completing Form (if different):
Submit to: The Compliance Officer
John Ferrara
Vice President & Chief Financial Officer
AmBase Corporation

Use reverse side if additional space is needed.

     Helpful Contact Information

     Compliance Officer

     John Ferrara
     Vice President and Chief Financial Officer
     AmBase Corporation
     100 Putnam Green, 3rd Floor
     Greenwich, CT 06830
     Tele: 203-532-2054
     Fax: 203-532-1115


     Chairman of the Board of Directors

     Richard A. Bianco
     Chairman, President and
     Chief Executive Officer
     AmBase Corporation
     100 Putnam Green, 3rd Floor
     Greenwich, CT  06830
     Tele: 203-532-2010
     Fax: 203-532-1115


For additional copies of this code, contact:

John Ferrara,
Vice President and Chief Financial Officer
AmBase Corporation
100 Putnam Green, 3rd Floor
Greenwich, CT  06830
Tele: 203-532-2054
Fax: 203-532-1115